Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(310) 854-8300

FOR IMMEDIATE RELEASE:
January 30, 2007

HEADWATERS INCORPORATED ANNOUNCES RESULTS
FOR FISCAL 2007 FIRST QUARTER

•            Revenue of $275 Million

•            Net Income of $17 Million

•            Fully Diluted EPS of $0.37

•        $35 Million of Operating Cash Flow

SOUTH JORDAN, UTAH, JANUARY 30, 2007 (NYSE: HW) - HEADWATERS INCORPORATED today announced results for the quarter ended December 31, 2006, the first quarter of its fiscal 2007 year.

Highlights for the quarter include:

•        Record quarter in coal combustion products driven by demand and pricing

•        Completed acquisition of Dutch Quality Stone

•        Strong performance in Section 45K synfuel business on lower oil prices

•        Third HCATTM commercial run successfully completed

•        Investment in coal cleaning business continues - additional waste coal resources acquired

•        Improved cross marketing of construction material products

Continuing softness in the residential housing and remodeling markets impacted the December 2006 quarter results. Comparisons to the prior year include the partial phase-out of Section 45Kin 2006, and the effect of the soft residential construction market on both revenue and margins of Headwaters’ construction materials business. As reported previously, Headwaters continues the process of transitioning away from its Section 45K business.

However, given the recent decline in oil prices, synfuel may contribute more meaningfully to Headwaters’ fiscal 2007 results than previously expected. Using current NYMEX pricing as a basis for our estimate, there would be no phase-out of Section 45K in 2007, and we will have better than anticipated revenues and earnings in our alternative energy segment. However, it is too early in the year to reach any certain conclusion regarding average annual oil prices and phase-out of Section 45K.

Headwaters’ total revenue for the December 2006 quarter was $274.9 million, down 2% from $280.5 million reported for the December 2005 quarter. Operating income decreased 33% to $33.9 million in the December 2006 quarter compared to $50.3 million in the December 2005 quarter. Net income for the December 2006 quarter was $17.0 million or $0.37 of earnings per diluted share, down 38% from the December 2005 quarter of $28.3 million or $0.60 of earnings per diluted share.

Recapitalization

In January 2007, Headwaters commenced a recapitalization that will result in improved earnings and less dilution to shareholders. We have completed the first two steps in the recapitalization, consisting of a technical amendment to our existing senior credit facility and raising $160 million of 2.50% convertible senior subordinated notes with an effective conversion price, after taking into consideration a call spread, of $35 per share. Most of the proceeds have been used to retire senior debt. The net effect of the above re-financing actions will be to reduce interest expense by approximately $7.0 million annually due to the lower interest rate of 2.50% on the convertible senior subordinated notes versus the higher interest rate on existing indebtedness.

We have also filed with the SEC a Form S-4 to initiate an exchange of our existing 2 7/8% convertible notes for new 2 7/8% convertible notes that contain a net share settlement feature. This exchange will have no effect on the amount of our debt outstanding or interest expense, but it will eliminate 5.75 million shares from the shares that may be issued upon conversion of the notes, and it will also reduce the number of shares in our fully diluted earnings per share calculation by the same number, assuming full participation in the exchange. We anticipate that the positive full year effect of this transaction will be to increase earnings per share in the range of 8% to 10%. The exchange has not been completed and is subject to SEC review and market conditions which could prevent its implementation; therefore, no assurance can be given as to the ultimate outcome of the exchange.

Operating Performance

Building Materials.   Revenues from Headwaters’ coal combustion products (“CCPs”) segment during the December 2006 quarter increased $4.0 million or 6%, from $65.2 million to $69.2 million versus the December 2005 quarter. Operating margin increased to 18.0% compared to 14.5% in the December 2005 quarter. The increases in revenue and operating margin resulted from strong product demand and upward pricing trends in several cement markets. As demand for CCPs remains strong, we are expanding our distribution and storage system to meet the increased interest in substituting fly ash for portland cement.

Consistent with industry trends, revenues from Headwaters’ construction materials segment during the December 2006 quarter continue to be affected negatively by a downturn in the residential housing and remodeling markets. Revenues for the December 2006 quarter were $122.8 million, compared to $130.0 million for the December 2005 quarter. Operating margin decreased to 5.3% for the December 2006 quarter compared to 11.5% in the prior year quarter, primarily caused by lower fixed cost absorption and increased raw material costs. We expect revenues and margins to improve in the June and September quarters as we realize higher seasonal demand and as industry conditions improve. Further, as residential construction and remodeling rebound, we anticipate that margins should return to historical levels.

Alternative Energy Segment.   Headwaters completed both its second and third commercial runs of its heavy oil upgrading technology in which HCAT is used as an additive to improve the operation of a commercial ebulliated bed resid hydrocracker at a large scale refinery. We believe that the economic opportunity associated with increased conversion of heavy crude oils into lighter transportation fuels like diesel and gasoline is quite large. We estimate that the technology, if fully deployed, may create more than $50 billion of net present value for the refining industry.

Although data is still being analyzed, we believe the second and third commercial runs of HCAT indicated improvement in transportation fuels yields and their qualities. Our HCAT catalyst enabled the ebulliated bed reactor to achieve better temperature distribution, lower fuel oil production, and an increase in hydrogen consumption that goes directly to improve the quality of the product. All three indictors were achieved at the refinery without any change in reactor operating parameters, reflecting an increase in conversion of heavy to lighter transportation fuels.

The construction of Headwaters’ ethanol manufacturing facility continues on schedule and should begin production during the March 2007 quarter. Based on the equity method of accounting, and given today’s corn and ethanol prices, we expect the facility in fiscal 2007 to produce net revenue to Headwaters of $2 million to $3 million, on gross revenues to the joint venture of over $70 million.

Despite the partial phase-out of Section 45K tax credits for calendar year 2006, chemical reagent sales in the December 2006 quarter of $44.5 million were essentially flat as compared to the December 2005 quarter. Substantially all of Headwaters’ licensees and other customers operated their synfuel facilities as oil prices continued to moderate during the quarter. Today, 43 Section 45K production lines are operating out of a potential customer base of 44 lines. Due primarily to raw material cost increases, the gross margin on chemical reagent sales in the December 2006 quarter was 20%, compared to 25% in the December 2005 quarter. We anticipate that reagent margins in fiscal 2007 will be in the 17% to 20% range. Headwaters has hedged its own Section 45K operating costs against the risk of high oil prices and is also participating in the cost of certain hedging transactions executed by several of our customers.

License fees for the December 2006 quarter decreased from $28.1 million in the December 2005 quarter to $22.4 million in the December 2006 quarter. The decrease in license fee revenues in the December 2006 quarter resulted from the partial phase out of Section 45K tax credits.

Due to the uncertainty surrounding the phase-out of Section 45K tax credits in calendar 2006, no revenues were recognized in the March 2006 and June 2006 quarters for several licensees whose payments to Headwaters are based on a portion of the tax credits earned by the licensee. The September 2006 quarter was the first period in calendar 2006 that license fees were recognized for these licensees due to the accounting rules that require that the licensee fees be recognized as revenue only when “fixed or determinable.” These accounting rules, combined with the uncertainty surrounding the effect that high oil prices could have on the potential phase-out of Section 45K in calendar 2006, precluded any revenue recognition prior to September 2006, and also precluded full recognition in the September 2006 quarter.

The Company recognized $3.7 million of the deferred license fees in the December 2006 quarter,

but Headwaters still has unrecognized license fees of more than $15.0 million as of December 31, 2006 that could be recognized in future periods depending on the resolution of customer specific factors.

For calendar 2006, Headwaters estimates that the phase-out range (computed by increasing the 2005 inflation adjustment factor by 2%) begins at a NYMEX price for oil of approximately $60.30 and completes phase out at approximately $75.70 per barrel. Using available information as of December 31, 2006, and consistent with the methodology employed at the end of each of the calendar 2006 quarters, Headwaters calculated an estimated phase-out percentage for Section 45K tax credits for calendar year 2006 of 40%.

Headwaters’ effective income tax rate for both the December 2006 and 2005 quarters was 26%. Headwaters used the estimated phase-out percentage of 40% in calculating expected tax credits for calendar 2006 and an estimated phase-out percentage of 18% (calculated as of December 31, 2006) in calculating tax credits for calendar 2007, resulting in a tax provision lower than the statutory rate. Based solely on current NYMEX oil prices of $55.42 per barrel as of January 25, 2007 and after considering the forward curves for the remainder of 2007, there may be zero phase-out for calendar 2007 for the Section 45K business. However, an increase in average oil prices may affect phase-out for calendar 2007.

Replacement of Section 45K Earnings

Due to the anticipated termination of Section 45K on December 31, 2007, Headwaters has been diversifying away from reliance on Section 45K revenues and earnings. For fiscal 2006, 23% of total revenue was associated with Section 45K, compared to 28% in 2005 and 37% in 2004. We have given indications for our non-Section 45K activities in the range of $1.00 to $1.05 earnings per diluted share for fiscal 2007 to illustrate the materiality of our non-Section 45K businesses. The purpose of this guidance is to give the market a range of the non-Section 45K economic activity currently taking place so that it could estimate our earnings potential in 2008. Many factors affect this estimate, including the depth and duration of the residential and remodeling market downturn, our projected interest expense and our outstanding shares. Our financial recapitalization efforts will positively affect our business immediately but will also greatly impact the non-Section 45K reporting results in 2008. Ultimately, our ability to achieve the indicated levels of earnings from our non-Section 45K operations will be determined based on the strength of our construction materials business in the June and September quarters.

Capital Structure /Indebtedness

The components of Headwaters’ debt structure as of December 31, 2006 are shown in the following table. The pro forma column reflects the effects of the issuance of $160.0 million of new convertible senior subordinated notes, as described below, and the use of proceeds from that issuance plus $17.0 million of existing cash to repay existing debt and pay transaction costs, all of which occurred in January 2007.

(in millions)	Amount Outstanding	Pro forma Amount Outstanding	Interest Rate	Maturity
Senior secured first lien term loan	$415.3	$262.4	LIBOR + 2.0%	April 2011
Industrial Revenue Bond and other	$7.1	$0	5.8% to 8.0%	Currently Callable
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $6.3 million)	$0	$0	Prime + 0.75%	September 2009
Convertible senior subordinated debt — existing notes	$172.5	$172.5	2.875%	June 2011
Convertible senior subordinated debt — new notes	$0	$160.0	2.50%	February 2014
Total	$594.9	$594.9

In January 2007, Headwaters issued $160.0 million in aggregate principal amount of its 2.50% convertible senior subordinated notes due 2014 in a private placement and simultaneously entered into a call spread transaction. The notes will be convertible under certain circumstances into a combination of cash and if applicable, shares of Headwaters common stock at an effective conversion price of $35.00 per share after taking into account the effect of the call spread transaction. Also in January 2007, Headwaters announced its intent to commence an exchange offer for the existing $172.5 million in aggregate principal amount of 2 7/8% convertible senior subordinated notes in order to address certain adverse accounting consequences relating to these notes. If the exchange offer is consummated in full, there will be no change in the amount of debt outstanding or in the stated interest rate of 2 7/8%. In January 2007, Headwaters also amended its senior secured debt agreement to permit it to issue the new convertible notes and engage in the call spread transaction and exchange offer and said it is evaluating the benefit of further amending its existing senior secured debt facility or pursuing other alternatives in order to provide additional financial flexibility and liquidity. However, Headwaters is under no obligation to amend or refinance its existing facility prior to its termination in 2011 and it is in full compliance with all debt covenants. Headwaters will incur approximately $1.9 million in additional interest expense in the March 2007 quarter for the write off of unamortized debt issuance costs associated with the amount of the senior debt that is being re-paid.

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding net interest expense, income taxes, depreciation and amortization (“EBITDA”). Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user’s overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/05	9/30/06	12/31/06
TTM EBITDA (in millions)	$277.6	$235.5	$222.4
Total Indebtedness to TTM EBITDA	2.36	2.53	2.68
Current Ratio	1.49	1.88	1.68
Total Debt to Equity	0.95	0.74	0.72

EBITDA for the trailing twelve months as shown above, is calculated as follows:

(in millions)	9/30/05	9/30/06	12/31/06
Net Income	$121.3	$102.1	$90.7
Net Interest Expense	57.4	34.0	33.4
Income Taxes	42.5	35.7	31.9
Depreciation and Amortization	56.4	63.7	66.4
TTM EBITDA	$277.6	$235.5	$222.4

Commentary and Outlook

Scott K. Sorensen, Headwaters’ Chief Financial Officer, stated, “Our financial performance for the first fiscal quarter was positively impacted by lower oil prices, which improved our Section 45K business, as well as continued strength in the Coal Combustion Products business. However, we are also experiencing more downward pressure on our construction materials segment than expected. The December and March quarters are seasonally low quarters for Headwaters, and because of the seasonality, the profitability of our construction materials businesses is weighted to the June and September quarters. We will not know how our construction materials business will perform in 2007 until we are further into the year, but we are comfortable confirming our overall guidance of $1.60 to $1.80 for 2007, and we believe that there is upside to this guidance.

“We are very excited about the positive results from our HCAT commercial runs,” said Kirk A. Benson, Chairman and Chief Executive Officer. “HCAT has the potential to be a disruptive heavy oil upgrading technology and alter the economics of the upgrading process. We look forward to continued coordination of additional commercial runs with refineries around the world.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 7, 2007, by dialing 800-405-2236 or 303-590-3000 and entering the passcode 11082852.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out, the availability of feedstocks, and the marketability of the coat combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled “Forward-looking Statements” and “Risk Factors” in Item 7 in Headwaters ‘ Annual Report on Form 10-K for the fiscal year ended September 30, 2006, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our Internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2005	2006
Revenue:
Construction materials	$129,969	$122,755
Coal combustion products	65,165	69,172
Alternative energy	85,414	82,997
Total revenue	280,548	274,924

Cost of revenue:
Construction materials	89,705	90,562
Coal combustion products	48,962	49,447
Alternative energy	47,658	54,870
Total cost of revenue	186,325	194,879

Gross profit	94,223	80,045

Operating expenses:
Amortization	6,036	5,811
Research and development	2,964	3,784
Selling, general and administrative	34,958	36,561
Total operating expenses	43,958	46,156

Operating income	50,265	33,889

Net interest expense	(8,951)	(8,267)
Other income (expense), net	(3,068)	(2,561)

Income before income taxes	38,246	23,061

Income tax provision	(9,950)	(6,070)
Net income	$28,296	$16,991

Basic earnings per share	$0.68	$0.40

Diluted earnings per share	$0.60	$0.37

Weighted average shares outstanding — basic	41,605	42,078

Weighted average shares outstanding — diluted	48,626	48,375

Note:                   Total depreciation and amortization was $14,963 and $17,678 for the quarters ended December 31, 2005 and 2006, respectively.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	September 30,	December 31,
	2006	2006
Assets:
Current assets:
Cash and cash equivalents	$79,151	$54,746
Trade receivables, net	131,608	118,522
Inventories	62,519	65,510
Other	36,759	40,791
Total current assets	310,037	279,569

Property, plant and equipment, net	213,406	217,267
Intangible assets, net	251,543	255,218
Goodwill	826,432	863,161
Other assets	60,311	57,788

Total assets	$1,661,729	$1,673,003

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$23,854	$28,318
Accrued liabilities	133,620	127,994
Current portion of long-term debt	7,267	9,884
Total current liabilities	164,741	166,196

Long-term debt	587,820	584,990
Deferred income taxes	96,972	96,075
Other long-term liabilities	11,238	4,610
Total liabilities	860,771	851,871

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	502,265	505,188
Retained earnings	299,866	316,857
Other	(1,215)	(955)
Total stockholders’ equity	800,958	821,132
Total liabilities and stockholders’ equity	$1,661,729	$1,673,003

Note:                   The current ratio as of September 30, 2006 of 1.88 is derived by dividing total current assets of $310,037 by total current liabilities of $164,741. The current ratio as of December 31, 2006 of 1.68 is derived by dividing total current assets of $279,569 by total current liabilities of $166,196.